                                                                     EXHIBIT 2.2

                           ASSET ACQUISITION AGREEMENT

         THIS ASSET ACQUISITION AGREEMENT (this "Agreement") is entered into as of December 9th, 1994 by and between ACCELGRAPHICS, INC. ("Purchaser"), a California corporation with its principal address at 2630 Walsh Avenue, Santa Clara, California 95051-0905, and KUBOTA GRAPHICS CORPORATION ("Seller"), a California corporation with its principal address at 2630 Walsh Avenue, Santa Clara, California 95051-0905.

                                    RECITALS

         A. Seller is engaged in the business of developing, manufacturing, marketing and selling graphics computer systems (the "Seller Business"); and

         B. The parties desire that Seller sell, assign, transfer and convey to Purchaser, and that Purchaser purchase from Seller, certain specific assets of Seller relating to the Seller Business and further that Seller delegate certain liabilities to Purchaser, and that Purchaser assume such specific liabilities relating to the Seller Business, all upon the terms and conditions hereinafter set forth.

         NOW, THEREFORE, in consideration of the representations, warranties and agreements herein contained, the parties agree as follows:

         1. Definitions. As used in this Agreement, the following terms shall have the meanings set forth or referenced below:

                  1.1 "Assumed Liabilities" shall have the meaning set forth in
Section 2.2 hereof.

                  1.2 "Closing" shall mean the closing of the transactions contemplated by this Agreement.

                  1.3 "Closing Date" shall mean December 28, 1994 or such other date as the parties shall mutually agree to in writing.

                  1.4 "Contracts" shall mean the purchase orders, contracts, agreements (including all known and unknown evaluation agreements) and arrangements as listed on Exhibit A hereto, including all rebates, refunds, deposits or credits with respect thereto and all claims, demands, causes of action and other rights of Seller thereunder.

                  1.5 "DEC" shall mean Digital Equipment Corporation.

                  1.6 "Incidental Expenses" shall mean all Seller expenses incurred from November 4, 1994 until the Closing and subsequent to the Closing Date, which are attributable to Purchaser's business operations and include Seller's payment of Purchaser's employees' salaries, MIS expenses and other expenses arising out of Purchaser's normal course of business which is part of the intercompany accounts receivables and as more fully described in Exhibit H.

                  1.7 "Inventory" shall mean the inventory related to the Seller Business listed on Exhibit B hereto, as such Exhibit shall be amended as of the Closing Date to reflect changes therein occurring in the ordinary course of the Seller Business prior to the Closing.

                  1.8 "License Agreements" shall mean the Comprehensive Settlement Agreement among Seller, Cabot Computer, Inc., Cabot Corporation and DEC in the form attached hereto as Exhibit C-1 (in this Exhibit C-1, any references to ActionGraphics shall mean Purchaser), which will take effect upon execution by Kubota Corporation, the Assignment and Assumption Agreement (Service Agreement) dated as of September 29, 1994 between Seller and Picker in the form attached hereto as Exhibit C-2, and the Comprehensive Manufacturing and Source Code License Agreement dated as of October 6, 1994 between Seller and Picker in the form attached hereto as Exhibit C-3.

                  1.9 "Picker" shall mean Picker International, Inc.

                  1.10 "Purchase Price" shall have the meaning set forth in
Section 2.3 hereof.

                  1.11 "Purchased Assets" shall mean the Contracts, the Inventory, the Transferred Technology and the Tangible Assets.

                  1.12 "Sierra 48ZI" shall mean Seller's PCI-based graphics product with additional frame buffer memory (48 planes total) and imaging support (contrast enhancement and bilinear interpolation), together with associated imaging libraries, as more fully described in Exhibit D hereto.

                  1.13 "Tangible Assets" shall mean all of the equipment, furniture and other tangible assets and properties listed on Exhibit E hereto, as such Exhibit shall be amended to reflect changes therein occurring in the ordinary course of the Seller Business prior to the Closing.

                  1.14 "Trade Payables" shall mean the accounts payable related to Inventory, Tangible Assets and consulting services listed on Exhibit F hereto, as such Exhibit shall be amended to reflect changes therein occurring in the ordinary course of the Seller Business prior to the Closing.

                  1.15 "Transferred Technology" shall mean all of Seller's interests in intellectual property rights relating to the Sierra 48ZI and the technology listed in Exhibits G-I and G-2 hereto, including, without limitation, any patents, trademarks, service marks, copyrights end applications therefor and registrations thereof, mask works and mask work registrations, trade names and trade styles, trade secrets, know-how, processes, formulae, business and marketing plans, and confidential and other proprietary


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information owned by Seller or that may be assigned by Seller to Purchaser under the terms of this Agreement.

         2. Purchase and Sale of Purchased Assets; Assumption of Liabilities.

                  2.1 Purchase and Sale. Subject to and upon the terms and conditions of this Agreement, effective as of the Closing, Seller agrees to sell, assign, transfer, convey and deliver to Purchaser, and Purchaser agrees to purchase from Seller, all of Seller's right, title and interest in and to the Purchased Assets, subject to Section 2.5; provided, however, that all rights acquired by Purchaser in and to the Transferred Technology shall be subject to the rights granted to DEC and Picker pursuant to the License Agreements, and Purchaser specifically acknowledges and affirms that (i) Kubota Corporation is authorized to release the escrowed material to DEC if DEC cannot procure the 48ZI from Purchaser, as defined under the Comprehensive Settlement Agreement as set forth in Exhibit C-1 and (ii) in the event the escrowed materials are released to DEC, Kubota Corporation is authorized, on Purchaser's behalf, to grant DEC the non-exclusive manufacturing rights to the 48ZI product, all as set forth in Exhibit C-1.

                  Seller's sale of the Transferred Technology to Buyer shall not affect Kubota Corporation's or Kubota Computer, Inc.'s licenses of OpenGL as set forth in Addendum Number One to the OpenGL License agreement

                  Physical delivery of the Purchased Assets shall be made at the Sellers place of business. Risk of loss, damage or destruction to the Purchased Assets after the Closing shall be borne by Purchaser, except to the extent such loss, damage or destruction shall have been caused by Seller's negligence or willful misconduct.

                  2.2 Assumption of Liabilities.

                           (a) Subject to the terms and conditions of this
Agreement, effective as of the Closing, Seller shall delegate to Purchaser and Purchaser shall assume from Seller and pay, perform and discharge according to their terms all of the following liabilities and obligations of Seller (the "Assumed Liabilities"):

                                    (i) The Trade Payables;

                                    (ii) contractual liabilities or obligations
arising from and after the Closing Date under the Contracts, subject to Section 2.5, and

                                    (iii) any federal, state or local taxes,
including, but not limited to, sales taxes, use taxes, conveyance taxes, transfer taxes, filing fees, recording fees, reporting fees and other similar duties, taxes and fees, if any, imposed upon, or resulting from, the transfer of the Purchased Assets hereunder. Purchaser shall remit such federal, state or local taxes to Seller, who in turn shall remit such taxes to the proper taxing authorities.



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                  (b) Purchaser does not assume, and Seller does not transfer, assign or delegate, any liabilities or obligations, whether or not related to the Seller Business, and whether currently fixed and determined, contingent or otherwise, other than the Assumed Liabilities to be expressly assumed by Purchaser pursuant to Section 2.2(a) hereof. All such liabilities and obligations not expressly assumed by Purchaser ("Excluded Liabilities") shall remain liabilities of Seller, which shall be solely liable to perform and discharge such liabilities and obligations. Excluded Liabilities shall include, without limitation, the following:

                           (i) Any income or similar taxes based upon or
measured by revenue, income, profit or gain from the transfer of the Purchased Assets or the operation of the Seller Business prior to the Closing;

                           (ii) any outstanding obligations of Seller for
borrowed money due to banks or other lenders;

                           (iii) any obligation of Seller for legal, accounting
or other professional fees, or any other costs or expenses of Seller which am related to the consummation of the transactions contemplated herein.

                  2.3 Purchase Price. In consideration for Purchaser's purchase of the Purchased Assets and payment of the Incidental Expenses. Purchaser shall pay to Seller the sum of $779,668 (the "Purchase Price"), payable at the Closing by check or by wire transfer to an account designated in writing by Seller.

                  2.4 License of Sierra 48ZI Imagine Libraries and "Zero Time Clear" Feature. Purchaser hereby grants to Seller and Seller's parent, Kubota Corporation and any designated Kubota Corporation subsidiary or affiliate, (collectively, "Seller's Successor(s) in Interest"), a worldwide, nonexclusive, (subject to Section 3), royalty-free license to modify or have modified the Sierra 48ZI imaging libraries and the "Zero Time Clear" feature identified in Exhibit G-1, to the limited extent necessary (i) to satisfy Seller's obligations under the License Agreements to modify any portion of the Sierra 48ZI imaging libraries or the "Zero Time Clear" feature that may infringe intellectual property rights of any third party, or (ii) to correct software bugs or make enhancements to the 4821 imaging libraries or "Zero Time Clear" feature and provide other services as part of the support and/or value-added software services Seller's Successor(s) in Interest offers to its existing customers.

                  2.5 Assignments Requiring Third-Party Consents. If the assignment of any Contract hereunder shall require the consent of any third party, such assignment shall be subject to and effective as of the granting of such consent. Purchaser shall be solely responsible for obtaining such third-party consents, provided that Seller shall assist Purchaser as is reasonably necessary, at Purchaser's expense, in obtaining such third-party consents.



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                  2.6 Allocation. The Purchase Price shall be allocated for all federal, state and local tax purposes among the Purchased Assets in the manner set forth on Exhibit I hereto. Neither Purchaser nor Seller shall take any position for purposes of any federal, state or local income tax respecting the allocation of the Purchase Price which is inconsistent with such allocation.

                  2.7 Reduction in Purchase Price. On or before the Closing, Purchaser shall take an inventory of the Tangible Assets and the Inventory. In the event, for whatever reason, any of the tangible assets or the Inventory is no longer available for delivery to Purchaser at the Closing, the Purchase Price shall be reduced by the dollar amount set forth opposite such missing item as set forth in Exhibit B or Exhibit E, as the case may be.

         3. The Closing. The Closing shall take place at the offices of Venture Law Group, located at 2800 Sand Hill Road, Menlo Park, CA 94025, or at such other location as Seller and Purchaser may agree, at 10:00 a.m., Pacific Time, on the Closing Date.

                  3.1 Instruments of Transfer and Sale. At the Closing, Seller shall deliver to Purchaser such bills of sale, endorsements, assignments and other good and sufficient instruments of transfer, conveyance and assignment, in form customary for such transactions and reasonably satisfactory to Purchaser's counsel, as shall be effective to vest in Purchaser good title to the Purchased Assets (other than assets subject to equipment leases, as to which a valid leasehold interest will be conveyed by assignment of such equipment leases).

                  3.2 Other Documents. Each party shall deliver to the other at the Closing such other documents, certificates, schedules, agreements and instruments required by this Agreement to be delivered at such time.

         4. Representation and Warranties of Seller. Seller hereby represents and warrants to Purchaser as follows:

                  4.1 Organization. Seller is a corporation duly incorporated, validly existing and in good standing under the laws of the State of California.

                  4.2 Authorization. Seller has all requisite power and authority to execute and deliver this Agreement and, at the time of the Closing, will have all requisite power and authority to carry out the transactions contemplated by this Agreement. All necessary corporate action on the part of the Seller has been taken to authorize the execution and delivery of this Agreement. This Agreement has been duly and validly executed and delivered by Seller and constitutes a valid and binding agreement of Seller, enforceable against Seller in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally or by general equitable principles or the exercise of judicial discretion in accordance with such principles.



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                  4.3 No Conflicts; Consents. The execution and the delivery of this Agreement by Seller do not, and the consummation of the transactions contemplated hereby and compliance with the provisions hereof will not, conflict with, result in a breach of, constitute a default (with or without notice or lapse of time, or both) under or violation of, or result in the creation of any lien, charge or encumbrance pursuant to, (i) any provision of the Articles of Incorporation or Bylaws of Seller, (ii) any judgment, order, decree, rule, law or regulation of any court or governmental authority, or (iii) any provision of any agreement, instrument or understanding to which Seller is a party or by which Seller or any of its properties or assets is bound or affected, nor will such actions give to any other person or entity any interests or rights of any kind, including rights of termination, acceleration or cancellation, in or with respect to any of the Purchased Assets. Except as set forth in certain Contracts, no consent of any third party or any governmental authority is required to be obtained on the part of Seller to permit the consummation of the transactions contemplated by this Agreement.

                  4.4 Disclaimer of Warranty. THE PURCHASED ASSETS ARE SOLD AS IS, WHERE IS, AND SELLER MAKES NO WARRANTIES RELATING TO THE PURCHASED ASSETS, EXPRESS OR IMPLIED, AND EXPRESSLY EXCLUDES ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR NON-INFRINGEMENT.

         5. Representations and Warranties of Purchaser. Purchaser hereby represents and warrants to Seller as follows:

                  5.1 Organization. Purchaser is a corporation duly incorporated, validly existing and in good standing under the laws of the State of California.

                  5.2 Authorization. Purchaser has all requisite power and authority to execute and deliver this Agreement and, at the time of the Closing, will have all requisite power and authority to carry out the transactions contemplated by this Agreement. All necessary corporate action on the part of Purchaser has been taken to authorize the execution and delivery of the Agreement. This Agreement has been duly and validly executed by Purchaser and constitutes a valid and binding agreement of Purchaser, enforceable against Purchaser in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally or by general equitable principles or the exercise of judicial discretion in accordance with such principles.

                  5.3 No Conflicts; Consents. The execution and delivery of this Agreement by Purchaser do not, and the consummation of the transactions contemplated hereby and compliance with the provisions hereof will not, conflict with, result in a breach of, constitute a default (with or without notice or lapse of time, or both) under or violation of, or result in the creation of any lien, charge or encumbrance pursuant to, (i) any provision of the Articles of Incorporation or Bylaws of Purchaser, (ii) any judgment, order. rule, law or regulation of any court or governmental authority, foreign or domestic, or (iii) any provision of any agreement, instrument or understanding to which Purchaser is



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
a party or by which Purchaser is bound. Except as set forth in certain Contracts, no consent of any third party or any governmental authority is required to be obtained on the part of Purchaser to permit the consummation of the transactions contemplated by this Agreement.

         6.       Covenants of Seller.

                  6.1 Regulatory Approvals. Prior to the Closing, Seller will execute and file, or join in the execution and filing, of any application or other document that may be necessary in order to obtain the authorization, approval or consent of any governmental entity that may be reasonably required, or that Purchaser may reasonably request, in connection with the consummation of the transactions contemplated by this Agreement. Seller will use its best efforts to obtain all such authorizations, approvals and consents. Seller shall take any action reasonably necessary to assist Purchaser in complying with
Article 6 of the Uniform Commercial Code.

                  6.2 Satisfaction of Conditions Precedent. Seller will use its best efforts to satisfy or cause to be satisfied all the conditions precedent to the Closing hereunder, and to cause the transactions contemplated hereby to be consummated, and, without limiting the generality of the foregoing, to obtain all consents and authorizations of third parties (subject to Section 2.5) and to make all filings with, and give all notices to, third parties which may be necessary or reasonably required on its part in order to effect the transactions contemplated hereby.

         7.       Covenants of Purchaser.

                  7.1 Regulatory Approvals. Prior to the Closing, Purchaser will execute and file, or join in the execution and filing, of any application or other document that may be necessary in order to obtain the authorization, approval or consent of any governmental entity that may be reasonably required in connection with the consummation of the transactions contemplated by this Agreement. Purchaser will use its best efforts to obtain all such authorizations, approvals and consents.

                  7.2 Satisfaction of Conditions Precedent. Purchaser will use its best efforts to satisfy or cause to be satisfied all the conditions precedent to the Closing hereunder, and to cause the transactions contemplated hereby to be consummated, and, without limiting the generality of the foregoing, to obtain all consents and authorizations of third parties and to make all filings with, and give all notices to, third parties which may be necessary or reasonably required on its part in order to effect the transaction contemplated hereby.

                  7.3 Discharge of Assumed Liabilities. Subject to and upon the terms and conditions of this Agreement Purchaser shall pay, perform and discharge, according to their terms, the Assumed Liabilities.



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         8. Conditions to Closing.

                  8.1 Conditions to Each Party's Obligations. The respective obligations of each party to effect the transactions to be performed by such party at the Closing are, at the option of such party, subject to the satisfaction at or prior to the Closing of the following conditions:

                           (a) No order shall have been entered, and not
vacated, by a court or administrative agency of competent jurisdiction, in any action or proceeding which enjoins, restrains or prohibits the sale of the Purchased Assets or consummation of any other transaction contemplated hereby.

                           (b) All permits, authorizations, approvals and orders
required to be obtained under all applicable statutes, codes, ordinances, rules and regulations in connection with the transactions contemplated hereby shall have been obtained and shall be in full force and effect at the Closing Date.

                           (c) There shall be no litigation pending or
threatened by any regulatory body or private party in which (i) an injunction is or may be sought against the transactions contemplated hereby, or (ii) relief is or may be sought against any party hereto as a result of this Agreement and in which. in the good faith judgment of the Board of Directors of either Purchaser or Seller (relying on the advice of their respective legal counsel), such regulatory body or private party has the probability of prevailing and such relief would have a material adverse affect upon such party.

                           (d) The parties mutual execution of following
documents: (i) the Convertible Note Purchase Agreement by and between AccelGraphics. Inc. and Kubota Corporation; and (ii) the Rights Agreement by and between AccelGraphics, Inc. and Kubota Corporation.

                  8.2 Conditions to Obligations of Seller. The obligations of Seller to effect the transactions to be performed by it at the Closing are, at the option of Seller, subject to the satisfaction at or prior to the Closing of the following additional conditions:

                           (a) All of the representations and warranties of
Purchaser set forth in Section 5 hereof shall be true on and as of the Closing Date with the same force and effect as if they had been made at the Closing, except for changes contemplated by this Agreement, and Purchaser shall have delivered to Seller a certificate to such effect dated the Closing Date and signed by the President or a Vice President of Purchaser.

                           (b) All of the terms, covenants and conditions of
this Agreement to be complied with and performed by Purchaser at or prior to the Closing shah have been duly complied with and performed, and Purchaser shall have delivered to Seller a certificate to such effect dated the Closing Date and signed by the President or a Vice President of Purchaser.



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                  8.3 Conditions to Obligations of Purchaser. The obligations of
Purchaser to effect the transactions to be performed by it at the Closing are, at the option of Purchaser, subject to the satisfaction at or prior to the Closing of the following additional conditions:

                           (a) All the representations and warranties of Seller
set forth in Section 4 hereof shah be true on and as of the Closing Date with the same force and effect as if they had been made at the Closing, except for changes contemplated by this Agreement, and Seller shah have delivered to Purchaser a certificate to such effect dated the Closing Date and signed by the President of Seller.

                           (b) All of the terms, covenants and conditions of
this Agreement to be complied with and performed by Seller at or prior to the Closing shall have been, duly complied with and performed, and Seller shall have delivered to Purchaser a certificate to such effect dated the Closing Date and signed by the President or a Vice President of Seller.

                  8.4 The Closing Schedule. Purchaser and Seller shall strictly adhere to the closing schedule set forth below:

                           (a) Purchaser will execute and deliver to Seller this
Agreement by December 12, 1994.

                           (b) Purchaser will have until December 16, 1994 to
inform Seller, in writing of any Purchased Assets that Purchaser will not purchase under the terms of this Agreement ("Excluded Asset(s)").

                                    (i) If Purchaser has not identified to
Seller by December 16, 1994, any Excluded Asset(s), then the parties will proceed with the Closing.

                                    (ii) If Purchaser identifies to Seller in
writing, by December 16, 1994, certain Excluded Asset(s), then both Purchaser and Seller will have until December 22, 1994 to terminate this Agreement in its entirety, upon either party's determination that the Excluded Asset(s) will materially impact the viability of the Purchaser's business plan. Upon the close of business on December 22, 1994, if neither party has elected to terminate the Agreement, the Excluded Asset(s) will be removed from the applicable exhibits and the purchase price will be equitably adjusted.

                           (c) Regardless of whether Purchaser identifies to
Seller on or before December 16, 1994, Excluded Asset(s), Purchaser shall have until the close of business on December 22, 1994 to terminate this Agreement in its entirety.

                           (d) The formal Closing will be completed by December
28, 1994, as evidenced by Purchaser fulfilling its payment obligations as set forth in Section 2.3.



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         9. Post-Closing Matters.

                  9.1 Accounts Receivable. Purchaser shall promptly remit to Seller any payments received by Purchaser following the Closing Date with respect to any accounts receivable of Seller accrued as of the Closing Date. Seller shall promptly remit to Purchaser any payments received by Seller following the Closing Date with respect to any accounts receivable of the Seller Business accruing from and after the Closing Date.

                  9.2 Incidental Expenses. Purchaser shall promptly remit to Seller any Trade Payables or Incidental Expenses incurred by Seller on Purchaser's behalf, subsequent to the Closing Date.

                  9.3 Further Assurances of Seller. Seller shall, from time to time, at the request of Purchaser, and without further consideration, execute and deliver such instruments of transfer, conveyance and assignment in addition to those delivered pursuant to Section 8 hereof, and take such other actions, as may be reasonably necessary to assign, transfer, convey and vest in Purchaser, and to put Purchaser in possession of, the Purchased Assets, including but not limited to Seller's execution of any patent assignment documentation.

                  9.4 Further Assurances of Purchaser. Purchaser shall, from time to time at the request of Seller, and without further consideration, execute and deliver such instruments of assumption, and take such other action, as may be reasonably necessary to effectively confirm the assumption by Purchaser of the Assumed Liabilities.

         10.      Termination of Agreement.

                  10.1 Termination by Purchaser. In addition to the termination provisions set forth in Section 8.4, this Agreement may be terminated by Purchaser at any time before the Closing upon written notice to Seller, specifying the basis for such termination, if (i) Seller shall have breached in any material respect any of its respective covenants or agreements contained in this Agreement, (ii) any representation or warranty of Seller contained in this Agreement shall have been materially inaccurate, or (iii) through no fault of Purchaser, the Closing shall not have occurred on or before December 30, 1994.

                  10.2 Termination by Seller. In addition to the termination provisions set forth in Section 8.4, this Agreement may be terminated by Seller at any time before the Closing upon written notice to Purchaser, specifying the basis for such termination, if (i) Purchaser shall have breached in any material respect any of its covenants or agreements contained in this Agreement, (ii) any representation or warranty of Purchaser contained in this Agreement shall have been materially inaccurate, or (iii) through no fault of Seller, the Closing shall not have occurred on or before December 30, 1994.

                  10.3 Mutual Consent. This Agreement may be terminated at any time before the Closing, by the mutual written consent of Purchaser and Seller.



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                  10.4 Effect of Termination. Upon any termination of this
Agreement pursuant to the provisions of Section this Section 10 or Section 8.4, all parties hereto shall be relieved of all further obligations under this Agreement.

         11. Non-Survival of Representations and Warranties. All of the representations and warranties contained in this Agreement shall terminate upon completion of the Closing.

         12.      General.

                  12.1 Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of California (irrespective of its choice of law principles).

                  12.2 Assignment; Binding upon Successors and Assigns. Neither of the parties hereto may assign any of its rights or obligations hereunder without the prior written consent of the other party, which consent shall not be unreasonably withheld. This Agreement will be binding upon and will inure to the benefit of the parties hereto and their respective permitted successors and assigns.

                  12.3 Severability. If any provision of this Agreement, or the application thereof, shall for any reason and to any extent be held to be invalid or unenforceable, the remainder of this Agreement and the application of such provision to other persons or circumstances shall be interpreted so as best to reasonably effect the intent of the parties hereto. The parties further agree to replace such invalid or unenforceable provision of this Agreement with a valid and enforceable provision which will achieve. to the extent possible, the economic, business and other purposes of the invalid or unenforceable provision.

                  12.4 Entire Agreement. This Agreement constitutes the entire understanding and agreement of the parties hereto with respect to the subject matter hereof and thereof and supersedes all prior and contemporaneous agreements or understandings, inducements or conditions, express or implied, written or oral, between the parties with respect to the subject matter hereof.

                  12.5 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall constitute an original and all of which together shall constitute one and the same instrument.

                  12.6 Amendment and Waivers. Any term or provision of this Agreement may be amended, and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively ), only by a writing signed by the party to be bound thereby. The waiver by a party of any breach hereof for default in payment of any amount due hereunder or default in the performance hereof shall not be deemed to constitute a waiver of any other default or any succeeding breach or default.



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
                  12.7 Notices. All notices and other communications hereunder will be in writing and will be deemed given (i) three (3) days after being postmarked, if deposited in the U.S. Mail, postage prepaid, (ii) upon receipt if delivered personally or mailed by registered or certified mail, (iii) the next business day following dispatch if sent by overnight courier, or (iv) upon dispatch if transmitted by telecopier or other means of facsimile transmission and confirmed by a copy delivered in accordance with clause (ii) or (iii), in each case properly addressed to the other party at its address as set forth above or at such other address as the party shall have specified by ten (10) days' prior written notice.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

KUBOTA GRAPHICS CORPORATION

By:      /s/ Kubota Graphics Corporation
      ----------------------------------
Title:            CFO
      ----------------------------------




ACCELGRAPHICS, INC.

By:               /s/ Jeffrey W. Dunn
      ----------------------------------
Title:            President & CEO
      ----------------------------------

                           AMENDMENT NUMBER ONE TO THE
                         ASSET AND ACQUISITION AGREEMENT

This Amendment Number One (the "Amendment") to the Asset and Acquisition Agreement dated December 9, 1994 (the "Agreement") is entered into this twenty-sixth (26th) day of December, 1994, by and between Kubota Graphics Corporation ("Kubota Graphics"), located at 2630 Walsh Avenue, Santa Clara, CA 95051-0905 and AccelGraphics, Inc. ("AccelGraphics"), located at 2630 Walsh Avenue, Santa Clara, CA 95051-0905.

WHEREAS, the parties have entered into the above referenced Agreement; and

WHEREAS, the parties desire to amend the Agreement;

NOW, THEREFORE, the parties agree as follows:

1. Delete the title of Exhibit Dand insert the following in lieu thereof:

         "Sierra 32Z and 48ZI and Associated Imaging Libraries."

2. Amend Exhibit D of the Agreement by adding the following language as the first paragraph:

"32Z product is defined as a PCI based graphics product based on Kubota Graphics' announced ActionGraphics 300 product, with additional frame buffer memory (32 planes total) and imaging support (contrast enhancement and bilinear interpretation)."

3. Re-state subsection number one in Exhibit G-1, to read as follows:

"Sierra 32Z and 48ZI Technology as defined in Exhibit D and subject to the terms of the Agreement." The 32Z and 48ZI products also include all Sierra OSF/1 source code and the source code for the drivers, device specific code and associated driver documentation for the Sierra software.

4. This Amendment and the Agreement as modified by this Amendment Number One, constitute the entire agreement between the parties concerning the subject matter of this Agreement.

5. Other Terms and Conditions. Except as amended above, all other terms and conditions of the Agreement shall remain in full force and effect. In case of any conflict between the terms of this Amendment Number One and the Agreement, the terms in this Amendment Number One shall govern.

KUBOTA GRAPHICS CORPORATION                    ACCELGRAPHICS, INC.

By: /s/ PS Melman                              By: /s/ Jeffrey W. Dunn
   ------------------------                       ------------------------
Name: PS Melman                                Name: Jeffrey W. Dunn
   ------------------------                       ------------------------
Title: CFO                                     Title: President & CEO
   ------------------------                       ------------------------
Date: 12/26/94                                 Date: 12/26/94
   ------------------------                       ------------------------



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